Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement (“Agreement”) is entered into as of this 27th day of December 2024, by and between Alta Partners, LLC (“Alta”), and Nvni Group Limited (“Nvni”). Alta and Nvni may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Alta is an investment and trading company that focuses on small to mid-cap investments and arbitrage opportunities;

WHEREAS, Nvni is a publicly-traded company and investor in B2B SaaS businesses throughout Latin America;

WHEREAS, Alta contends that it currently holds 2,088,674 warrants (“Nvni Warrants”) exercisable to acquire Nvni ordinary shares, par value $0.00001 per share (“Nvni Ordinary Shares”);

WHEREAS, Alta sought to exercise its Nvni Warrants on a cash basis on December 20, 2024 and was not able to exercise its Nvni Warrants on a cash basis at that time;

WHEREAS, Alta contends that Nvni breached the terms of the Warrant Agreement dated November 3, 2021 between Mercato Partners Acquisition Corporation and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) by failing to allow Alta’s attempted exercise on December 20, 2024;

WHEREAS, Alta contends that Nvni is the successor-in-interest to Mercato Partners Acquisition Corporation and assumed the obligations of the Warrant Agreement;

WHEREAS, Alta contends that it has potential claims against Nvni for breach of contract in connection with Nvni’s obligations under the Warrant Agreement;

WHEREAS, Nvni denies that it is liable to Alta for breach of contract;

WHEREAS, the Parties now wish to resolve their dispute, and any and all claims that each may have against the other, in their entirety, on the terms and conditions herein and thereby avoid the expense, uncertainty, and distraction attendant to potential litigation;

NOW THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency thereof are hereby acknowledged, the Parties agree as follows:

1.	Effective Date. The terms of this Agreement are agreed to and are effective from the date of the last signature below (the “Effective Date”).

2.	Cash Exercise. Alta shall exercise 300,000 Nvni Warrants on a cash basis no later than three (3) business days after the Effective Date.

3.	Warrant Exchange. The Parties hereby agree to execute the Warrant Exchange Agreement, dated of even date herewith, attached hereto as Exhibit A (the “Warrant Exchange Agreement”). Pursuant to the terms and conditions of the Warrant Exchange Agreement, Alta will exchange the remaining 1,788,674 Nvni Warrants, which will be retired, for 894,337 Nvni Ordinary Shares. Upon the execution of this Agreement, Alta shall have no further claim, right, or entitlement to the Nvni Warrants. For the purpose of this Agreement, in addition to the matters released by each party below, “Claim” means all actions, complaints, suits, proceedings, claims and demands or any legal, administrative, governmental, arbitral or other proceedings or investigations, whether presently known or unknown.

4.	No Admission of Liability. This Agreement constitutes a compromise of disputed claims, and neither the making of this Agreement nor the performance of the obligations of this Agreement shall constitute an admission by either of the Parties and/or any of their companies or related companies, successors, heirs, beneficiaries, estates and assigns and/or agents, employees or representatives of any wrongdoing or liability and is being entered into solely for the purpose of economic expediency..

5.	Release of Claims by Alta. In consideration of the terms of this Agreement, Alta, for itself and its parents, subsidiaries, affiliates, predecessors, successors, assigns, and each of their respective officers, directors, employees, members, managers, agents, attorneys, insurance carriers, and representatives (the “Alta Releasors”), hereby irrevocably release and forever discharge Nvni and its parents, subsidiaries, affiliates, predecessors, successors, assigns, and each of their respective officers, directors, employees, members, managers, agents, attorneys, insurance carriers, and representatives (the “Nvni Releasees”), from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, attorney fees, penalties, interests, fines, losses, costs of any kind, and demands whatsoever, in law, admiralty or equity, which the Alta Releasors ever had, now have or in the future may claim to have against the Nvni Releasees for or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, whether presently known or unknown, foreseen or unforeseen.

Alta’s release set forth in this Section 5 shall become effective without further action by any Party upon completion of the exercise of Nvni Warrants set forth in Section 2 and the exchange of Nvni Warrants set forth in Section 3.

6.	Release of Claims by Nvni. In consideration of the terms of this Agreement, Nvni, for itself and its parents, subsidiaries, affiliates, predecessors, successors, assigns, and each of their respective current or former officers, directors, employees, members, managers, agents, attorneys, insurance carriers, and representatives (the “Nvni Releasors”), hereby irrevocably release and forever discharge Alta and its parents, subsidiaries, affiliates, predecessors, successors, assigns, and each of their respective officers, directors, employees, members, managers, agents, attorneys, insurance carriers, and representatives (the “Alta Releasees”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, attorney fees, penalties, interests, fines, losses, costs of any kind, and demands whatsoever, in law, admiralty or equity, which the Nvni Releasors ever had, now have or in the future may claim to have against the Alta Releasees for or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, whether presently known or unknown, foreseen or unforeseen.

Nvni’s release set forth in this Section 6 shall become effective without further action by any Party once Alta’s release becomes effective as provided in Section 5.

7.	Claims Not Released. Notwithstanding the foregoing, neither of the Parties intends to, and each Party expressly does not, release the other Party from the obligations of this Agreement and/or any claims, demands, actions, causes of action, suits, damages, losses, attorneys’ fees, sanctions and/or expenses arising from any breach or default under this Agreement or the Warrant Exchange Agreement.

8.	Bar to Proceedings. This Agreement may be pleaded as a full and complete defense by Nvni, including as a bar to any claim, cause of action, liability, suit, or demand commenced, continued, or taken by or on behalf of Alta in connection with the Nvni Warrants or any of the matters released herein, but excluding any claim, cause of action, liability, suit, or demand arising out of the terms or provisions of this Agreement.

9.	Warranties.

Each Party warrants that:

(a)	it enters into this Agreement voluntarily;

(b)	it has had the opportunity to obtain legal advice as to the significance and effect of executing this Agreement;

(c)	it understands the legal significance and effect of executing this Agreement;

(d)	the other Party (and any of its directors, partners, officers, employees, servants and agents or advisers) has not made any promise, representation or inducement or been party to any conduct material to it entering into this Agreement other than as set out in this Agreement;

(e)	a Party cannot assign or otherwise transfer the benefit of this Agreement without the prior written consent of each other Party;

(f)	it has not sold, hypothecated, or assigned any of the claims, or parts thereof, which constitute the subject matter of this Agreement and of the Warrant Exchange Agreement; and

(g)	it is aware that the other Party is relying upon the warranties set forth in this Section 9.

10.	Non-Disparagement. Each Party shall refrain from disparaging the other Party in public or private comment or writing. Further, no Party shall disparage any employee, director, or independent contractor working for the other Party. Notwithstanding the foregoing, Nvni and Alta will respond accurately and fully to any question, inquiry or request for information as may be required by legal process, law, or regulation. Violation of this clause shall be a material breach of this Agreement.

11.	Confidentiality. The Parties acknowledge that confidentiality and nondisclosure are material considerations for the Parties entering into this Agreement. As such, the provisions of this Agreement shall be held in strictest confidence by the Parties and shall not be publicized or disclosed in any manner whatsoever, including but not limited to, the print or broadcast media, any public network such as the Internet, any other outbound data program such as computer generated mail, reports, faxes, or any source likely to result in publication or computerized access. Notwithstanding the prohibition in the preceding sentence: (a) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (b) the Parties may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (c) the Parties may disclose this Agreement upon request from any government entity, regulatory organization, or court of law; and (d) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. Nothing contained in this Section 9 shall prevent either Party from stating that the Parties have “amicably resolved all differences”, provided, however, that in so doing, the Parties shall not disclose the fact or amount of any payments made or to be made hereunder and shall not disclose any other terms of this Agreement or the settlement described herein. Notwithstanding the foregoing, neither Party shall disclose any information, the disclosure of which would be prohibited by law. Notwithstanding anything to the contrary set forth in this Agreement, the Parties understand that this Agreement does not restrict either of them from initiating communications directly with, or responding to, any inquiry from, or providing testimony before, the U.S. Securities and Exchange Commission, FINRA, any other self-regulatory organization or any other state or federal regulatory authority, regarding this Agreement or its underlying facts or circumstances.

12.	Dollar Amounts. All references to money or specific dollar amounts in this Agreement are in United States Dollars.

13.	Construction. This Agreement shall be construed as a whole according to its fair meaning, and as if drafted equally by all Parties.

14.	Incorporation. The WHEREAS clauses and Exhibit A hereto are incorporated herein and made part of this Agreement.

15.	Authority. The Parties acknowledge that the representative signing for each Party has the legal capacity and authority to execute this Agreement by and on behalf of each such Party.

16.	Counterparts; Copies. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Electronic, photocopy and facsimile copies of signatures may be used in place and stead of original signatures with the same force and effect as originals.

17.	Severability. The provisions of this Agreement are severable, and if any provision is found to be unenforceable, the other provisions shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangement contained herein.

18.	Waiver of Breach of this Agreement. Any waiver of a breach of any provision of this Agreement must be expressly set forth in writing and no waiver may be deemed from the passage of time or the failure to timely exercise any rights hereunder. A waiver by any Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

19.	Entire Agreement; Modification. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior representations, understandings, and agreements of the Parties. This Agreement may not be modified, amended, or changed except by written instrument executed by and delivered among all Parties.

20.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, affiliates, predecessors, successors, assigns, direct or indirect parents, direct or indirect subsidiaries, trustees, consultants, employees, directors, agents, attorneys, and any other representatives.

21.	Further Assurances. Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes of this Agreement.

22.	Sophisticated Parties; Advice of Counsel. Each Party acknowledges that (i) it is knowledgeable, informed, sophisticated, and capable of understanding and evaluating the provisions set forth in this Agreement, and that (ii) it has been fully advised and represented by legal counsel of its own independent selection and has relied wholly upon its independent judgment and the advice of such counsel in negotiating and entering into this Agreement.

23.	Dispute Resolution. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof. The Parties agree that all disputes arising from or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the Borough of Manhattan of The City of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. Subject to applicable law, the Parties hereby waive any objection to such exclusive jurisdiction and any objection that such courts represent an inconvenient forum. The Parties further agree that such courts shall have jurisdiction for purposes of enforcing all of the terms of provisions of the Agreement, including, but not limited to, any relief sought for a breach of or default of this Agreement.

24.	Litigation Costs and Expense. If a Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement, the prevailing Party in the suit, action, or proceeding shall be entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting or defending the suit, action, or proceeding, including, without limitation, attorneys’ fees and expenses and court costs.

25.	Notices. Any and all notices or other communications or deliveries required or permitted to be provided under this Agreement shall be in writing and shall be deemed delivered (a) upon receipt by the addressee if such notice or communication was delivered via email to the email address specified in this section; or (b) upon delivery at the address of the addressee specified in this section, if such notice or communication is delivered by U.S. mail, courier, or other physical delivery service. The addresses for such notices and communications shall be as follows:

If to Alta to:

Jeffrey P. Mueller, Esq.

Day Pitney LLP

Goodwin Square

225 Asylum Street

Hartford, CT 06103

Email: jmueller@daypitney.com

-and-

Matthew J. Letten, Esq.

Day Pitney LLP

Goodwin Square

225 Asylum Street

Hartford, CT 06103

Email: mletten@daypitney.com

If to Nvni to:

Nvni Group Limited

P.O. Box 10008, Willow House, Cricket Square

Grand Cayman, Cayman Islands KY1-1001

Attn: Pierre Schurmann

with a copy (which shall not constitute notice) to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st floor

New York, NY 10036

Attn: Ross David Carmel, Esq.

In witness whereof, this Agreement has been executed by each of the undersigned on the dates set forth below.

Dated: December 27, 2024

Alta Partners, LLC

By:	/s/ Steven M. Cohen
Steven M. Cohen
Managing Member

Dated:December 27, 2024

Nvni Group Limited

	By:	/s/ Pierre Schurmann
		Name:	Pierre Schurmann
		Title:	Chief Executive Officer

Exhibit A

Warrant Exchange Agreement